QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION 1600 BROADWAY, SUITE 2200 DENVER, COLORADO 80202	CONTACT: MICHAEL N. KENNEDY MANAGER—INVESTOR RELATIONS 303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES RECORD SECOND QUARTER EBITDA.
PRODUCTION INCREASES 11% YEAR OVER YEAR AND 4% SEQUENTIALLY.

DENVER, COLORADO—August 4, 2004—Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the second quarter and first six months of 2004 and provided updates for Forest's operations and its 2004 guidance.

SECOND QUARTER 2004 RESULTS

        For the second quarter of 2004, Forest's sales volumes increased to 446 MMcfe/d, an increase of 11% compared to the second quarter of 2003 and 4% compared to the first quarter of 2004, led by strong results from the Gulf Coast drilling program. In addition, the Company's EBITDA increased 38% to a record $147 million in the second quarter of 2004 compared to the second quarter of 2003 due to increased production, higher netbacks and reduced G&A expense. Netbacks (oil and gas sales revenue less production expense) of approximately $153 million ($3.78 per Mcfe) for the second quarter of 2004 were approximately $34 million ($.51 per Mcfe) greater than those reported in the second quarter of 2003 as a result of increases in both production and product prices. General and administrative expense in the second quarter of 2004 was $8.2 million, a 16% decrease compared to the second quarter of 2003. Forest's second quarter 2004 capital expenditures for exploration and development were $92 million which was $55 million less than EBITDA for the quarter.

        For the quarter ended June 30, 2004, Forest reported net earnings from continuing operations of approximately $28 million or $.51 per basic share, compared to net earnings from continuing operations of approximately $24 million or $.49 per share in the corresponding 2003 period. Higher earnings for the second quarter of 2004 compared to 2003 were due primarily to increased production and netbacks offset partially by higher depletion expense. During the second quarter of 2004, cash flow from operations, exclusive of working capital items, was $131 million.

        Craig Clark, Forest's President and CEO, stated "The second quarter was a solid quarter for us and was important as it began to validate our business model which focuses on a balanced drilling program and exploitation efforts. We are seeing good quality drilling opportunities being generated from our core properties and acquisition activities. Our execution associated with our operations and acquisitions is gaining momentum. The Wiser acquisition, from which we will begin to see results in the third quarter, should allow us to continue to build on that momentum. The Company generated about $100 million of cash flow in excess of capital expenditures in the first six months of 2004 which we used to fund about 30% of the cost of the Wiser assets. The mandated underspending of cash flow by the business units enabled us to execute this acquisition quickly and without a significant increase to our leverage."

Certain Comparative Financial and Operating Data

        The following table sets forth certain of Forest's financial and operating data for the three and six months ended June 30, 2004 and 2003:

	Three Months Ended June 30,			Six Months Ended June 30,
	2004		2003	2004	2003
Daily natural gas sales volumes (MMCF):
United States		241.5	217.8	237.6	220.9
Canada		35.8	32.4	35.2	32.3

Total		277.3	250.2	272.8	253.2
Daily liquids sales volumes (MBBLS):
United States		25.5	22.0	25.0	21.0
Canada		2.6	2.8	2.5	2.9

Total		28.1	24.8	27.5	23.9
Equivalent daily sales volumes (MMCFE):
United States		394.5	349.7	387.6	347.1
Canada		51.4	49.5	50.2	49.8

Total		445.9	399.2	437.8	396.9
Total equivalent sales volumes (BCFE)		40.6	36.3	79.7	71.8
Oil and gas sales revenue (millions)		$207.9	153.6	401.7	321.8
Average gas sales price ($/MCF)		$5.20	4.39	5.14	4.66
Average liquids sales price ($/BBL)		$30.00	23.76	29.28	24.90
Cash costs (per MCFE):
Oil and gas production		$1.34	..98	1.43	..98
General and administrative expense	$	..20	..27	..18	..25
Interest expense	$	..32	..34	..33	..35
Current income tax expense		$—	..01	..01	..01

        Oil and gas production expense increased in the quarter and six months ended June 30, 2004 compared to the corresponding periods of 2003. The components of oil and gas production expense were as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
	2004	Per Mcfe	2003	Per Mcfe	2004	Per Mcfe	2003	Per Mcfe
	(In Thousands, except per unit amounts)
Direct operating expense	$39,511	0.97	27,634	0.77	82,159	1.03	54,914	0.76
Workovers	4,807	0.11	—	—	11,107	0.14	957	0.01
Product transportation	3,458	0.09	2,648	0.07	7,103	0.09	5,132	0.07
Production and ad valorem tax	6,915	0.17	5,230	0.14	13,651	0.17	9,709	0.14

Total oil and gas production expense	$54,691	1.34	35,512	0.98	114,020	1.43	70,712	0.98

        Lease operating expense in the second quarter of 2004 decreased, both on an absolute and a per-unit basis, compared to the first quarter of 2004. The decrease was due to a 24% decrease in workover expense and a 15% decrease in direct costs primarily in the Gulf Coast Region. These decreases reflect improved field operations of certain assets purchased in the fourth quarter of 2003.

        General and administrative expense decreased 16% to $8 million and 21% to $15 million for the quarter and six months ended June 30, 2004, respectively, compared to $10 million and $18 million for the corresponding periods in 2003. The decreases resulted primarily from cost reduction measures in corporate areas.

        Depreciation and depletion expense increased to $83 million and $163 million for the quarter and six months ended June 30, 2004 from $51 million and $100 million for the corresponding periods in 2003. On a per-unit basis, the depletion rates were $2.04 and $2.03 per Mcfe for the quarter and six months ended June 30, 2004 compared to $1.39 and $1.36 per Mcfe in the corresponding prior year periods. The increases in depletion expense and in the per-unit depletion rates in 2004 compared to 2003 were due primarily to downward revisions in estimated proved reserves in the fourth quarter of 2003.

        The consolidated balance sheet at June 30, 2004 includes The Wiser Oil Company acquisition. Pursuant to purchase accounting rules, Forest recorded a deferred tax liability of approximately $54 million and an asset for goodwill of approximately $64 million. Forest's net debt (principal amount of long-term debt less cash on hand) at June 30, 2004 increased to approximately $1.0 billion from $830 million at March 31, 2004. The increase is due primarily to cash paid and debt assumed in the acquisition of Wiser, offset by cash flow in excess of capital expenditures for the quarter, and proceeds from an equity offering in June. The acquisition of The Wiser Oil Company was completed via a tender offer in late June 2004.

Hedging

        Forest currently has hedges in place for the remainder of 2004 and 2005 covering the aggregate average daily volumes and weighted average prices shown below.

	Remainder of 2004	2005
Natural gas swaps:
Contract volumes (BBtu/d)	147.4	100.0
Weighted average price (per MMBtu)	$5.18	5.04
Natural gas collars:
Contract volumes (BBtu/d)	23.3	6.2
Weighted average ceiling price (per MMBtu)	$6.31	7.11
Weighted average floor price (per MMBtu)	$5.06	5.30
Natural gas three-way collars:
Contract volumes (BBtu/d)	18.4	—
Weighted average ceiling price (per MMBtu)	$5.91	—
Weighted average floor price (per MMBtu)	$4.75	—
Three-way weighted average floor price (per MMBtu)	$3.50	—
Oil swaps:
Contract volumes (MBbls/d)	13.4	6.5
Weighted average price (per Bbl)	$28.82	30.93
Oil calls:
Contract volumes (MBbls/d)	1.0	—
Weighted average price (per Bbl)	$32.13	—
Oil collars:
Contract volumes (MBbls/d)	—	.2
Weighted average ceiling price (per Bbl)	$—	35.30
Weighted average floor price (per Bbl)	$—	32.00
Oil three-way collars:
Contract volumes (MBbls/d)	—	1.5
Weighted average ceiling price (per Bbl)	$—	32.00
Weighted average floor price (per Bbl)	$—	28.00
Three-way weighted average floor price (per Bbl)	$—	24.00

        OPERATIONAL PROJECT UPDATE

        West Cameron Block 112 (55% Working Interest)—As previously announced, the #1 deep shelf discovery well came on line as scheduled in late June 2004 and is currently flowing at a rate of 33 MMcfe/d. Additional seismic evaluation is being performed on this block.

        West Cameron Block 110 (37% Working Interest)—The #9 recompletion performed in June 2004 tested 9 MMcfe/d. The #15 well was drilled directionally and logged 230 feet of gas pay in 6 sands. The #15 well is expected to be on line in August of 2004.

        South Marsh Island Block 149 (50% Working Interest)—During the second quarter of 2004, three wells were drilled and completed. Total field gross production increased from 22 MMcfe/d to 50 MMcfe/d in July as a result of this drilling.

        High Island Block A-551 # C-6 (100% Working Interest)—The C-6 well was directionally drilled to a depth of 10,356 ft and found 65 ft of pay in 3 sands. The well was completed in May 2004 and placed on line in June at a rate of 14.2 MMcfe/d.

        Sabine Acreage (45% Working Interest)—The first Yegua exploratory test on the Sabine acreage acquired in June 2004, the Olympia 25-1 in Calcasieu Parish, Louisiana, reached total depth in July and was tested at a rate of 5.5 MMcfe/d. Additional drilling is planned on this 157,000 acre block.

        South Bonus Area, South Texas (69%—100% Working Interest)—During the second quarter of 2004, 3 shallow Frio wells were completed out of 4 wells drilled. Two deep Wilcox wells, the Wilbeck #1 and Jones #1, were discoveries and are currently being completed. Also during the second quarter of 2004, gross field production reached a record peak of 20 MMcfe/d. Additional Wilcox wells are planned in 2004.

        Jonah Field, SW Wyoming (50-100% Working Interest)—Two additional wells were drilled and completed at a combined gross rate of 6.5 MMcfe/d.

        Alberta Foothills—Waterton Area (20-30% Working Interest)—The Waterton 14-21 discovery came on line in late second quarter of 2004 at a gross rate of 15 MMcfe/d after additional zones were added to this new completion.

        Alberta Foothills—Wild River Area (24-50% Working Interest)—The Wild River 10-2 well was completed at 2.5 MMcfe/d, the 11-3 well is currently being completed and the 6-36 well is currently drilling. Additional drilling is planned in 2004.

2004 GUIDANCE

        Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition, Forest's oil and gas prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Consequently, Forest's financial results and resources are highly influenced by this price volatility.

        Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

        The production, transportation and marketing of liquids and gas are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes and earthquakes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

        Given these general limitations and those discussed below, the following is a summary of Forest's forecast for 2004:

        Daily Production.    We expect that our daily production will be in the range of 470 to 500 MMcfe/d for the full year of 2004.

        Liquids Production.    We expect that our 2004 production of oil and natural gas liquids will be between 28,500 and 29,500 Bbls/d.

        Gas Production.    We expect that our 2004 natural gas production will be between 295 and 325 MMcf/d.

        Production Expense.    Our oil and gas production expense (which includes ad valorem taxes, production taxes and product transportation) varies in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We expect that our 2004 production expense will be between $225 million and $245 million.

        General and Administrative Expense (G&A).    We expect that due to lower than anticipated general and administrative costs in the first six months our 2004 G&A expense will be between $30 million and $34 million.

        Depreciation, Depletion and Amortization (DD&A).    We expect that our DD&A rate will be between $2.00 and $2.10 per Mcfe during 2004.

        Capital Expenditures.    We expect that due to the acquisition of The Wiser Oil Company capital expenditures for exploration and development will be between $310 million and $330 million in 2004. Some of the factors impacting the level of capital expenditures in 2004 include crude oil and natural gas prices, the volatility in these prices and the cost and availability of oil field services.

NON-GAAP FINANCIAL MEASURES

        In addition to reporting earnings from continuing operations as defined under U.S. Generally Accepted Accounting Principles (GAAP), Forest also presents EBITDA, which consists of earnings from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization expense, impairment and accretion of asset retirement obligation. Management uses this measure to assess the Company's ability to generate cash to fund exploration and development activities and to service debt. Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity. EBITDA should not be considered as an alternative to earnings from continuing operations as defined by GAAP. The following is a reconciliation of earnings from continuing operations to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Earnings from continuing operations	$28,130	23,537	47,767	57,793
Interest expense	13,084	12,490	26,031	25,450
Income tax expense	16,220	15,689	28,721	37,487
Depreciation, depletion and amortization expense and impairment	85,164	51,346	164,792	99,637
Accretion of asset retirement obligation	4,153	3,147	8,428	6,267

EBITDA	$146,751	106,209	275,739	226,634

TELECONFERENCE CALL

        Forest Oil Corporation management will hold a teleconference call on Thursday, August 5, 2004, at 2:00 p.m. ET (12:00 p.m. MT) to discuss the items described in this press release. If you would like to participate please call 1.800.399.6298 (for U.S./Canada) or 1.706.634.0924 (for International) and request the Forest Oil teleconference.

        A replay will be available from August 5, 2004 through August 13, 2004. You may access the replay by dialing toll free 1.800.642.1687 (for U.S./Canada) or 1.706.645.9291 (for International), conference ID # 8990099. Please note that the reservation number is not needed to access the teleconference, only the replay.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

        Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit our website at www.forestoil.com.

August 4, 2004

###

FOREST OIL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2004	December 31, 2003
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$52,188	11,509
Accounts receivable	157,723	158,954
Derivative instruments	4,300	4,130
Current deferred tax asset	38,407	23,302
Other current assets	25,038	17,465

Total current assets	277,656	215,360
Net property and equipment	2,778,591	2,433,966
Assets held for sale related to discontinued operations	—	8,589
Goodwill	64,357	—
Other assets	27,319	25,633

	$3,147,923	2,683,548

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$200,460	192,001
Accrued interest	5,102	3,869
Derivative instruments	88,112	49,838
Asset retirement obligation	24,746	23,243
Other current liabilities	6,042	4,158

Total current liabilities	324,462	273,109
Long-term debt	1,084,469	929,971
Asset retirement obligation	215,908	188,189
Other liabilities	51,195	33,758
Deferred income taxes	150,910	72,723
Shareholders' equity:
Common stock	6,089	5,563
Capital surplus	1,423,234	1,302,340
Accumulated deficit	(9,336)	(56,495)
Accumulated other comprehensive loss	(43,661)	(9,740)
Treasury stock, at cost	(55,347)	(55,870)

Total shareholders' equity	1,320,979	1,185,798

	$3,147,923	2,683,548

FOREST OIL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Natural gas	$131,153	99,870	255,215	213,828
Oil, condensate and natural gas liquids	76,735	53,705	146,510	107,947

Total oil and gas sales	207,888	153,575	401,725	321,775
Processing income, net	590	670	1,006	542

Total revenue	208,478	154,245	402,731	322,317
Operating expenses:
Oil and gas production	54,691	35,512	114,020	70,712
General and administrative	8,169	9,745	14,529	18,307
Depreciation and depletion	83,474	51,211	163,102	99,502
Accretion of asset retirement obligation	4,153	3,147	8,428	6,267
Impairment of oil and gas properties	1,690	135	1,690	135

Total operating expenses	152,177	99,750	301,769	194,923

Earnings from operations	56,301	54,495	100,962	127,394
Other income and expense:
Other (income) expense, net	(1,133)	2,779	(1,557)	6,664
Interest expense	13,084	12,490	26,031	25,450

Total other income and expense	11,951	15,269	24,474	32,114

Earnings before income taxes, discontinued operations and cumulative effect of change in accounting principle	44,350	39,226	76,488	95,280
Income tax expense:
Current	157	361	868	414
Deferred	16,063	15,328	27,853	37,073

	16,220	15,689	28,721	37,487

Earnings from continuing operations	28,130	23,537	47,767	57,793
Loss from discontinued operations (net of tax)	—	(125)	(575)	(1,364)
Cumulative effect of change in accounting principle for recording asset retirement obligation (net of tax)	—	—	—	5,854

Net earnings	$28,130	23,412	47,192	62,283

FOREST OIL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)
(continued)

	Three Months Ended		Six Months Ended June 30,
		June 30, 2003
	2004		2004	2003
	(In Thousands Except Per Share Amounts)
Weighted average number of common shares outstanding:
Basic	55,437	48,188	54,560	48,024

Diluted	56,437	49,068	55,594	48,901

Basic earnings per common share:
Earnings from continuing operations	$.51	.49	.88	1.20
Loss from discontinued operations (net of tax)	—	—	(.01)	(.02)
Cumulative effect of change in accounting principle (net of tax)	—	—	—	.12

Net earnings per common share	$.51	.49	.87	1.30

Diluted earnings per common share:
Earnings from continuing operations	$.50	.48	.86	1.18
Loss from discontinued operations (net of tax)	—	—	(.01)	(.03)
Cumulative effect of change in accounting principle (net of tax)	—	—	—	.12

Net earnings per common share	$.50	.48	.85	1.27

FOREST OIL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2004	2003
	(In Thousands)
Cash flows from operating activities:
Net earnings before cumulative effect of change in accounting principle	$47,192	56,429
Adjustments to reconcile net earnings before cumulative effect of change in accounting principle to net cash provided by operating activities:
Depreciation and depletion	163,102	100,206
Accretion of asset retirement obligation	8,428	6,267
Impairment of oil and gas properties	1,690	135
Amortization of deferred hedge gain	(2,453)	(2,202)
Amortization of deferred debt costs	1,404	1,121
Unrealized (gain) loss on derivative instruments, net	(217)	127
Deferred income tax expense	28,574	38,243
Loss on extinguishment of debt	—	3,975
Loss (earnings) in equity method investee	(1,310)	1,580
Other, net	—	(174)
(Increase) decrease in accounts receivable	24,251	(22,720)
(Increase) decrease in other current assets	(5,046)	624
Decrease in accounts payable	(23,318)	(9,867)
Increase (decrease) in accrued interest and other liabilities	898	(10,897)

Net cash provided by operating activities	243,195	162,847
Cash flows from investing activities:
Acquisition of subsidiary	(167,968)	—
Capital expenditures for property and equipment:
Exploration, development and other acquisition costs	(163,603)	(166,102)
Other fixed assets	(1,229)	(1,202)
Proceeds from sales of assets	8,510	65
Sale of goodwill and contract value	8,493	—
Decrease (increase) in other assets, net	1,168	(1,112)

Net cash used by investing activities	(314,629)	(168,351)
Cash flows from financing activities:
Proceeds from bank borrowings	493,490	321,000
Repayments of bank borrowings	(500,000)	(275,000)
Repurchases of 10 1/2% senior subordinated notes	—	(69,441)
Proceeds of common stock offering, net of offering costs	117,143	20,968
Proceeds from the exercise of options and warrants	4,541	4,152
Purchase of treasury stock	42	—
Increase (decrease) in other liabilities, net	(2,608)	126

Net cash provided by financing activities	112,608	1,805
Effect of exchange rate changes on cash	(495)	754

Net increase (decrease) in cash and cash equivalents	40,679	(2,945)
Cash and cash equivalents at beginning of period	11,509	13,166

Cash and cash equivalents at end of period	$52,188	10,221

QuickLinks

  Exhibit 99.1
FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)
FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)
FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited) (continued)
FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)